Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

OMNIMMUNE HOLDINGS, INC.

I, the undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

1.	The name of the corporation shall be Omnimmune Holdings, Inc. (the “Corporation”).

2.
The address of its registered office in the State of Delaware is: 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware  19904.  The name of its registered agent at such address is: National Registered Agents, Inc.

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock, with a par value of $0.0001 per share.

5.	The name and address of the incorporator is as follows: Andrew J. Levinson, 1350 Broadway, 11th Floor, New York, NY 10018.

6.	The Board of Directors shall have the power to adopt, amend or repeal the By-laws.

7.
No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable, to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.   No amendment to or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 7th day of July, 2008.

BY:  /s/ANDREW J. LEVINSON
        Andrew J. Levinson, Incorporator